UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 22, 2025

Riot Platforms, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-33675	84-1553387
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3855 Ambrosia Street, Suite 301

Castle Rock, CO 80109

(Address of principal executive offices)

(303) 794-2000

(Registrant’s telephone number, including area code)

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value per share	RIOT	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 – Entry into a Material Definitive Agreement.

Credit Agreement

On April 22, 2025, Riot Platforms, Inc. (the “Company”) entered into a credit agreement (the “Credit Agreement”) between the Company, as the borrower, and Coinbase Credit, Inc. (the “Lender” and, together with the Company, the “Parties”), as lender, collateral agent, and administrative agent. Pursuant to the terms of the Credit Agreement, the Lender shall provide the Company with a multiple drawdown secured term loan facility in an aggregate principal amount of up to One Hundred Million Dollars (U.S. $100,000,000) (the “Loan”). All capitalized terms not defined herein shall have the meaning assigned to them in the Credit Agreement.

Credit Facility

The Loan is a secured term loan facility available in up to three drawdowns during the availability period ending two calendar months after the date of the Credit Agreement. Once repaid or prepaid, the amount borrowed may not be reborrowed.

Interest and Fees

The Loan bears interest at a rate per annum equal to (a) the greater of (i) the federal funds rate, upper limit on the date of the applicable borrowing, and (ii) 3.25%, plus (b) a margin of 4.50%. If the Company fails to pay any principal of, or any interest on, the Loan, or make any other payment of other amounts under the Credit Agreement, in each case, when the same becomes due and payable, or if an Event of Default occurs and is continuing, the Lender may require the Company to pay Default Interest.

In connection with the Company’s first drawdown, the Company shall pay to the Lender an upfront fee equal to 1.00%, totaling One Million Dollars (U.S. $1,000,000). Any fees owed under the Credit Agreement shall be paid promptly following (and in any event not more than five (5) Business Days after) any demand therefore made.

Maturity

The Loan matures 364 days from the date of the Credit Agreement. The Company may request, no later than ninety (90) days prior to the initial maturity date, that the maturity date be extended by an additional 364 days, subject to the consent of the Lender.

Security

The Company’s obligations under the Credit Agreement are secured by a pledge of the Company’s financial assets, including bitcoin, USDC and cash, held in the custody of Coinbase Custody Trust Company, LLC under a segregated custody account in the name of the Company. Such pledged financial assets shall not be used by the Lender to secure any other loan or account. All security arrangements in connection with the Credit Agreement shall be in accordance with the Pledge and Collateral Account Control Agreement, as may be amended from time to time.

Prepayment

The Company may voluntarily prepay any outstanding Loan in whole or in part, subject to a minimum of Five Million Dollars (U.S. $5,000,000) if paid in part, with at least two (2) business days’ notice. Early termination fees may apply, subject to specific exceptions. The Company must prepay the Loan in full upon a change of control, if collateral breaches the loan-to-value thresholds, or if the security interest becomes unenforceable.

Other Terms

The Credit Agreement includes representations, warranties, covenants, events of default, and other customary provisions for a secured term loan facility of this type.

The foregoing description of the Credit Agreement, together with the description above of certain terms of the Credit Agreement, is a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is filed with this Current Report on Form 8-K as Exhibit 10.1 and is hereby incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

Item 9.01 – Financial Statements and Exhibits.

(d)Exhibits.

EXHIBIT INDEX

The following exhibits are filed or furnished herewith:

Exhibit No.	Description
10.1 *†	Credit Agreement, dated April 22, 2025, between Riot Platforms, Inc. and Coinbase Credit, Inc.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Portions of this exhibit have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K.

† Certain schedules and appendices have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Registrant hereby undertakes to furnish to the SEC, upon request, copies of any such instruments.

S I G N A T U R E

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RIOT PLATFORMS, INC.

By:	/s/ Colin Yee
Name:	Colin Yee
Title:	Chief Financial Officer

Date: April 25, 2025